NEWS RELEASE	CONTACT: Brad Forsyth Chief Financial Officer (415) 408-4700

Willis Lease Finance Reports First Quarter Earnings per Share Almost Doubles to $0.47 from 1Q10

NOVATO, CA – May 9, 2011 – Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, reported a 66% year-over- year increase in first quarter net income and an 89% increase in net earnings applicable to common shareholders. Net income increased to $5.1 million in the first quarter of 2011, up from $4.0 million in the fourth quarter of 2010 and $3.1 million in the first quarter a year ago. After payment of preferred dividends, net income available to common shareholders was $4.3 million or $0.47 per diluted common share, up from $3.2 million or $0.35 per diluted common share in the fourth quarter of 2010, and $2.3 million or $0.24 per diluted share in the first quarter a year ago.

“Despite competitive pressures in our niche in the aviation industry, we produced a solidly profitable quarter to start the year,” said Charles F. Willis, President and CEO. “During the first quarter, we also made progress on several strategic initiatives that will contribute to our business for years to come,” said Willis. “We are very pleased to have recently brought on board Dave Johnson, formerly with International Lease Finance Corporation, as our Senior Vice President-Sales and Marketing. Dave brings a unique combination of experience as a sales, marketing and legal executive with one of the largest aircraft lessors in the world, plus commercial aviation experience as a former pilot with American Airlines. We expect Dave to be a great addition to our management team.”

“Our recently signed agreement with BAE Systems Asset Management is another strategic initiative that will provide aircraft acquisition and trading services that will allow us to tap the pre-owned commercial aircraft market to broaden and enhance our access to engines. We believe there are some great opportunities to build our engine portfolio with their support and expertise,” added Willis.

“We are also working to expand our global reach through new pooling arrangements and with strategic alliances in growing markets,” Willis continued. “Russia, in particular, is a very attractive and fast-growing market right now and we have several initiatives in place that are helping us to build new relationships with aircraft operators in Russia, Eastern Europe and the countries of the former Soviet Union.”

First Quarter 2011 Highlights (at or for the periods ended March 31, 2011, compared to December 31, 2010, and March 31, 2010)

♦	The lease portfolio increased 3% year-over-year to $998.9 million, with 9 engines purchased and 3 engines sold during the first quarter. Of the purchases, 5 engines were lower cost turboprop engines.
♦	Average utilization for the quarter was 89%, consistent with the prior quarter and up from 85% in the first quarter of 2010.
♦	Utilization dropped at the end of the quarter to 85% compared to 90% at the end of the prior quarter and 85% a year ago.
♦	Lease rent revenues increased 5% to $27.3 million, compared to $26.1 million in the first quarter a year ago and $25.7 million in the preceding quarter.
♦	Maintenance reserve revenues contributed $8.2 million to total first quarter revenues, compared to $11.1 million in the preceding quarter and $6.8 million in the year ago quarter.
♦

Gains on sale of leased equipment contributed $5.1 million to first quarter revenues compared to $2.2 million a year ago. The engines sold in the first quarter continue to be managed on behalf of third parties for ongoing servicing fees, bringing the total number of engines managed on behalf of third parties to 19.

♦	Total first quarter net finance costs decreased $1.3 million or 12% year-over-year, reflecting the maturity of higher cost interest rate swaps over the past year.

WLFC Reports 1Q11 EPS of $0.47

May 9, 2011

♦	Liquidity available from the revolving credit facility was $71.5 million at quarter end.
♦	During the quarter 402,774 shares of common stock were repurchased at an average price of $13.15 per share.
♦	Book value per common share was $22.32, compared to $21.24 at the end of the prior quarter and $20.59 a year ago.

“We are seeing robust demand for leased engines in most parts of the world,” said Donald A. Nunemaker, Executive Vice President & General Manager-Leasing. “Most leasing activity is in support of current generation narrow body engines, but there remains a surprising amount of demand for older engine types like those that power B737 Classics, B757 and certain B767 aircraft. While overall market demand for leased engines is vibrant, the market continues to be influenced by an oversupply of certain engine types, which has affected the ability of lessors to raise prices. It remains to be seen how long it will take for this oversupply situation to run its course. The increase in the price of fuel has not had much of an impact so far on the demand for leased engines, but if the price of fuel continues to escalate, it is likely to drive many operators to defer expensive heavy maintenance visits and instead lease-in engines in order to preserve cash and reduce expenditures. It remains a very challenging environment out there for both lessors and lessees.”

“As we noted last quarter, higher cost interest rate swaps with a notional value in excess of $100.0 million have matured in the last nine months. These maturities were the primary reason for the reduction in interest expense in the quarter, decreasing by $1.3 million year-over-year and by $0.4 million compared to the prior quarter,” said Brad Forsyth, Chief Financial Officer. “A further $40.0 million in interest rate swaps will mature in the current quarter, and we believe that remaining hedges with a notional value of $375.0 million or approximately 52% of our outstanding debt provide adequate protection in the current interest rate environment.”

The blended federal and state effective tax rate for the first quarter of 2011 was 38.3% compared to 36.6% a year ago.

Balance Sheet

At March 31, 2011, Willis Lease had 185 commercial aircraft engines, 3 aircraft parts packages and 3 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $998.9 million, compared to 168 commercial aircraft engines, 3 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $968.2 million a year ago. The Company’s funded debt-to-equity ratio was 3.26 to 1 at March 31, 2011, compared to 3.22 to 1 a year ago.

“With our stock trading well below book value, we continued our common share repurchase transactions in the quarter,” said Forsyth. “We repurchased 402,774 shares in the quarter as part of our three-year share repurchase plan. Of the repurchased shares, 310,000 were purchased from Jacobs Asset Management, which has owned our shares for more than five years and continues to own 9.89% of the company’s common stock, remaining our largest outside shareholder.”

Annual Meeting

Willis Lease will host its annual meeting of shareholders on May 18, 2011, at 4:00 p.m. at its corporate offices in Novato, California.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines. In July 2009, Willis Lease Finance was ranked 19th on Fortune Small Business Magazine’s America’s list of 100 fastest growing small public companies.

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WLFC Reports 1Q11 EPS of $0.47

May 9, 2011

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended			% Change vs Dec 31, 2010	% Change vs March 31, 2010
	March 31, 2011	Dec 31, 2010	March 31, 2010
REVENUE
Lease rent revenue	$27,306	$25,711	$26,052	6.2%	4.8%
Maintenance reserve revenue	8,226	11,055	6,764	(25.6)%	21.6%
Gain on sale of leased equipment	5,060	457	2,220	1007.2%	127.9%
Other income	220	2,411	663	(90.9)%	(66.8)%

Total revenue	40,812	39,634	35,699	3.0%	14.3%

EXPENSES
Depreciation expense	13,189	12,626	11,743	4.5%	12.3%
Write-down of equipment	—	215	—	(100.0)%	0.0%
General and administrative	8,211	8,968	7,302	(8.4)%	12.4%
Technical expense	2,307	1,728	1,637	33.5%	40.9%
Net finance costs:
Interest expense	9,244	9,677	10,497	(4.5)%	(11.9)%
Interest income	(43)	(50)	(28)	(14.0)%	53.6%

Total net finance costs	9,201	9,627	10,469	(4.4)%	(12.1)%

Total expenses	32,908	33,164	31,151	(0.8)%	5.6%

Earnings from operations	7,904	6,470	4,548	22.1%	73.8%

Earnings from joint venture	306	291	262	5.2%	16.8%

Income before income taxes	8,210	6,761	4,810	21.4%	70.7%
Income tax expense	3,147	2,751	1,760	14.4%	78.8%

Net income	$5,063	$4,010	$3,050	26.3%	66.0%
Preferred stock dividends paid and declared-Series A	782	782	782	0.0%	0.0%

Net income attributable to common shareholders	$4,281	$3,228	$2,268	32.6%	88.8%

Basic earnings per common share	$0.50	$0.37	$0.26

Diluted earnings per common share	$0.47	$0.35	$0.24

Average common shares outstanding	8,552	8,654	8,660
Diluted average common shares outstanding	9,048	9,199	9,303

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WLFC Reports 1Q11 EPS of $0.47

May 9, 2011

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	March 31, 2011	Dec 31, 2010	March 31, 2010
ASSETS
Cash and cash equivalents	$2,754	$2,225	$1,924
Restricted cash	95,493	77,013	67,675
Equipment held for operating lease, less accumulated depreciation	998,940	998,001	968,161
Equipment held for sale	6,917	7,418	12,178
Operating lease related receivable, net of allowances	6,259	8,872	5,225
Notes receivable	693	747	829
Investments	9,687	9,381	10,673
Assets under derivative instruments	—	—	855
Property, equipment & furnishings, less accumulated depreciation	6,955	6,971	7,244
Equipment purchase deposits	1,969	2,769	2,082
Other assets	15,088	12,565	14,939

Total assets	$1,144,755	$1,125,962	$1,091,785

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$16,524	$18,099	$12,718
Liabilities under derivative instruments	11,685	14,274	11,973
Deferred income taxes	79,651	75,645	69,805
Notes payable	746,786	731,632	715,448
Maintenance reserves	51,736	50,442	51,105
Security deposits	5,817	5,726	5,288
Unearned lease revenue	3,816	3,174	3,377

Total liabilities	916,015	898,992	869,714

Shareholders' equity:
Preferred stock	$31,915	$31,915	$31,915
Common stock ($0.01 par value)	88	92	92
Paid-in capital in excess of par	55,683	60,108	61,237
Retained earnings	149,605	145,324	138,670
Accumulated other comprehensive loss, net of tax	(8,551)	(10,469)	(9,843)

Total shareholders' equity	228,740	226,970	222,071

Total liabilities and shareholders' equity	$1,144,755	$1,125,962	$1,091,785

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Note: Transmitted on GlobeNewswire on May 9, 2011 at 5:30 a.m. PDT.